Exhibit 3.1

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PEABODY ENERGY CORPORATION

Adopted March 3, 2017 to be effective April 3, 2017

The name of the corporation is Peabody Energy Corporation. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 27, 1998 under the name P&L Coal Holdings Corporation. This Fourth Amended and Restated Certificate of Incorporation was duly adopted and is being filed in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware. This Fourth Amended and Restated Certificate of Incorporation is being filed pursuant to an order for relief with respect to the Corporation, which order for relief was entered in the United States Bankruptcy Court for the Eastern District of Missouri on March 17, 2017.

FIRST: The name of the corporation is Peabody Energy Corporation.

SECOND: The registered office and registered agent of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

THIRD: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: (1) The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 600,000,000 shares, consisting of 450,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which 50,000,000 are designated as Series A Mandatory Convertible Preferred Stock, par value $0.01 per share, having the description set forth in the related Certificate of Designation of Series A Convertible Preferred Stock of Peabody Energy Corporation to be filed with the Secretary of State of the State of Delaware on April 3, 2017 (the “Series A Certificate of Designations”), and 50,000,000 shares of Series Common Stock, par value $0.01 per share (“Series Common Stock”). The number of authorized shares of any of the Preferred Stock, the Common Stock or the Series Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto), and no vote of the holders of any of the Preferred Stock, the Common Stock or the Series Common Stock voting separately as a class shall be required therefor.

(2) The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(3) The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Series Common Stock, for series of Series Common Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Series Common Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(4) (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate of Incorporation (including the Series A Certificate of Designations and any additional certificate of designations relating to any series of Preferred Stock or Series Common Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or Series Common Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate of Incorporation (including the Series A Certificate of Designations and any additional certificate of designations relating to any series of Preferred Stock or Series Common Stock) or pursuant to the General Corporation Law of the State of Delaware.

(b) Except as otherwise required by law, holders of any series of Preferred Stock or Series Common Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Fourth Amended and Restated Certificate of Incorporation (including the Series A Certificate of Designations and any additional certificate of designations relating to such series).

(c) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or Series Common Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

(5) The Corporation may not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under such Section 1123(a)(6) of the Bankruptcy Code nor after such Section 1123(a)(6) of the Bankruptcy Code no longer applies to the Corporation, and (ii) may be amended or eliminated in accordance with applicable laws as from time to time may be in effect.

FIFTH: In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware, subject to the power of the stockholders to adopt, amend, alter or repeal the By-Laws made by the Board of Directors. Notwithstanding anything contained in this Fourth Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders to adopt, amend, alter or repeal any provision of the By-Laws which is to the same effect as this Article FIFTH and Article EIGHTH of this Fourth Amended and Restated Certificate of Incorporation or to adopt any provision inconsistent therewith.

SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Procedures for the election of members of the Board of Directors, including the requirements for nominating directors, will be as set forth in the By-Laws of the Corporation, as they may be amended from time to time.

SEVENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware:

(1) The Corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a patty or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such person’s heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Corporation. The Corporation may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such person’s heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

(2) The Corporation shall promptly pay expenses incurred by any person described in the first sentence of Section (1) of this Article SEVENTH in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation; provided, however, that the payment of such expenses incurred by or on behalf of such person in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified by the Corporation as authorized in this Article SEVENTH.

(3) The Corporation may purchase and maintain insurance on behalf of any person described in Section (1) of this Article SEVENTH against any liability asserted against such person, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH or otherwise.

(4) The provisions of this Article SEVENTH shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article SEVENTH shall be deemed to be a contract between the Corporation and each director or officer who serves in such capacity at any time while this Article SEVENTH and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based in whole or in part on any such state of facts. If any provision of this Article SEVENTH shall be found to be invalid or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article SEVENTH shall neither be exclusive of, nor be deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Fourth Amended and Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the Corporation that indemnification of any person whom the Corporation is obligated to indemnify pursuant to the first sentence of Section (1) of this Article SEVENTH shall be made to the fullest extent permitted by law.

(5) For purposes of this Article SEVENTH, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(6) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH: Any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. In lieu of holding a meeting of stockholders at any place, the Board of Directors, in its sole discretion, may determine that any meeting of stockholders may be held solely by means of remote communication.

NINTH: Notwithstanding anything contained in this Fourth Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article FIFTH, Article EIGHTH or this Article NINTH or to adopt any provision inconsistent therewith.

IN WITNESS WHEREOF, this Fourth Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this 3rd day of April, 2017.

PEABODY ENERGY CORPORATION

By:	/s/ A. Verona Dorch
	Name:	A. Verona Dorch
	Title:	Executive Vice President, Chief Legal Officer, Government Affairs and Corporate Secretary

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